EyeCare Centers of America, Inc.
Ratio of Earnings to Fixed Charges
Exhibit 12.1


                                                 12/28/1996  1/3/1998    1/2/1999   1/1/2000    12/30/00
                                                 ----------  --------    --------   --------    --------

Net earnings (loss)..............................   1,418      5,215     (26,273)    (5,257)    (15,534)
Add: Income tax provision........................     188        335          13        384         766
                                                   ------     ------     -------     ------     -------
                                                    1,606      5,550     (26,260)    (4,873)    (14,768)

Fixed Charges:
     Interest expense, net.......................  10,341     14,380      23,804     25,091      28,964
     Interest factor portion of rent expense.....   4,368      6,254       6,888      8,466       9,923
                                                   ------     ------     -------     ------     -------
     Total fixed charges.........................  14,709     20,634      30,692     33,557      38,887

Earnings before income
     taxes and fixed charges.....................  16,315     26,184       4,432     28,684      24,119

Ratio of earnings to fixed charges...............    1.11       1.27        0.14       0.85        0.62
